Exhibit 13(mm)

Form of

EXPENSE LIMITATION AGREEMENT

This EXPENSE LIMITATION AGREEMENT (the “Agreement”) is between MML Investment Advisers, LLC, a Delaware limited liability company (the “Manager”), and MassMutual Premier Funds, a Massachusetts business trust (the “Trust”), effective as of the 15th day of September, 2025.

WHEREAS, the Trust is an open-end management investment company registered as such with the Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended;

WHEREAS, MassMutual Core Bond Fund (the “Fund”) is a series of the Trust;

WHEREAS, the Manager is an investment adviser registered with the SEC as such under the Investment Advisers Act of 1940, as amended;

WHEREAS, the Trust has appointed the Manager as its investment manager for the Fund and the Manager has agreed to act in such capacity upon the terms set forth in the Investment Management Agreement; and

WHEREAS, upon mutual consent of the Board of Trustees of the Trust on behalf of the Fund and the Manager, this Agreement supersedes and replaces, with respect to the Fund only, the Expense Limitation Agreement dated February 1, 2025;

NOW THEREFORE, the Trust and the Manager hereby agree as follows and this agreement can only be terminated by mutual consent of the Board of Trustees of the Trust on behalf of the Fund and the Manager:

(i)	The Manager agrees to cap the fees and expenses of the Fund (other than extraordinary legal and other expenses, Acquired Fund Fees and Expenses, interest expense, expenses related to borrowings, securities lending, leverage, taxes, and brokerage, short sale dividend and loan expense, or other non-recurring or unusual expenses such as organizational expenses and shareholder meeting expenses, as applicable) through January 31, 2027 to the extent that Total Annual Fund Operating Expenses after Expense Reimbursement would otherwise exceed 0.33%, 0.43%, 0.53%, 0.63%, 0.78%, 0.83%, 1.03%, and 0.43% for Classes I, R5, Service, Administrative, R4, A, R3, and Y, respectively.

IN WITNESS WHEREOF, the Trust and the Manager have caused this Agreement to be executed on the ____ day of September, 2025.

MML INVESTMENT ADVISERS, LLC

By:
Douglas Steele, President

MASSMUTUAL PREMIER FUNDS on behalf of the Fund

By:
Renée Hitchcock, CFO and Treasurer